As filed with the Securities and Exchange Commission on June 16, 2008
Registration No. 333- _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lev Pharmaceuticals, Inc.
(Exact name of Registrant as specified in its charter)

DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

675 Third Avenue, Suite 2200
New York, New York 10017
(212) 682-3096
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Stock Option Agreements between Lev Pharmaceuticals, Inc. and Certain Individuals
Restricted Stock Agreements between Lev Pharmaceuticals, Inc. and Certain Individuals
(Full title of the Plan)

Joshua D. Schein, Ph.D.
Chief Executive Officer
Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
New York, New York 10017
(212) 682-3096

Copies to:

Victor J. DiGioia, Esq.
Michael A. Goldstein, Esq.
Becker & Poliakoff, LLP
45 Broadway
New York, New York 10006
(212) 599-3322
(Name and address, including zip code and telephon8e
number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	4,000,000	(2)	$1.84	(3)	$7,360,000	$289.25
Common Stock, par value $0.01 per share	800,000	(4)	$1.76	(5)	$1,408,000	$55.33
Common Stock, par value $0.01 per share	915,273	(4)	$1.86	(6)	$1,702,408	$66.90
Common Stock, par value $0.01 per share	100,000	(4)	$1.94	(7)	$194,000	$7.62
Common Stock, par value $0.01 per share	350,000	(4)	$1.25	(8)	$437,500	$17.19
Common Stock, par value $0.01 per share	150,000	(4)	$1.74	(9)	$261,000	$10.26
Total	6,315,273				$11,362,908	$446.55

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Represents 4,000,000 restricted shares of the Registrant’s common stock subject to certain vesting requirements previously granted by the Registrant to Messrs. Cooper and Schein.
(3)
Pursuant to Rule 457(c), the offering price is $1.84 per share of the Registrant’s common stock, based on the average of the high and low prices of the Registrant’s common stock on the OTC Bulletin Board on June 12, 2008, and is estimated solely for the purpose of calculating the registration fee.

(4)	Represents shares of the Registrant’s common stock which may be issued upon the exercise of options granted by the Registrant.
(5)
Pursuant to Rule 457(h), the offering price is $1.76 per share of the Registrant’s common stock, which is the per share exercise price of outstanding options granted pursuant to the Stock Option Agreements between the Registrant and the Grantees to whom such options were issued.

(6)
Pursuant to Rule 457(h), the offering price is $1.86 per share of the Registrant’s common stock, which is the per share exercise price of outstanding options granted pursuant to the Stock Option Agreements between the Registrant and the Grantees to whom such options were issued.

(7)
Pursuant to Rule 457(h), the offering price is $1.94 per share of the Registrant’s common stock, which is the per share exercise price of outstanding options granted pursuant to the Stock Option Agreements between the Registrant and Mr. Henry M. Dachowitz, a member of the Registrant’s board of directors.

(8)
Pursuant to Rule 457(h), the offering price is $1.25 per share of the Registrant’s common stock, which is the per share exercise price of outstanding options granted pursuant to the Stock Option Agreements between the Registrant and the Grantee to whom such options were issued.

(9)
Pursuant to Rule 457(h), the offering price is $1.74 per share of the Registrant’s common stock, which is the per share exercise price of outstanding options granted pursuant to the Stock Option Agreements between the Registrant and the Grantee to whom such options were issued.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the Plans are exercised.

PART I
Information Required in the Section 10(a) Prospectus

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 6,315,273 shares of common stock of the Registrant issued pursuant to certain restricted stock awards or to be issued pursuant to certain options to purchase common stock granted by the Registrant.

Item 1. Plan Information.
Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Commission under the Securities Act on March 14, 2008;

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report referred to in (1) above; and

(3) The description of our common stock contained in our Certificate of Incorporation, filed as Exhibit A to our Definitive Information Statement filed with the SEC on January 26, 2005.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any information that we later file with the Commission will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

 We are a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

  Our Certificate of Incorporation limits the liability of our directors and provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of a director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or an unlawful stock purchase or redemption, and (iv) any transaction from which a director derives an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify our directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. In addition, our bylaws provide that we shall indemnify our directors to the fullest extent authorized under the laws of the State of Delaware. Our bylaws also provide that our Board of Directors shall have the power to indemnify any other person that is a party to an action, suit or proceeding by reason of the fact that the person is an officer or employee of our company.

We maintain insurance policies covering our directors and officers, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Exhibit Index.

Item 9. Undertakings.

(a)	We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on June 16, 2008.

Lev Pharmaceuticals, Inc.

By:	/s/ Joshua D. Schein
Joshua D. Schein
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Joshua D. Schein and Judson Cooper, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Joshua D. Schein Joshua D. Schein	Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2008

/s/ Judson Cooper	Chairman of the Board, Executive	June 16, 2008
Judson Cooper	Vice President and Secretary

/s/ Scott Eagle	Director	June 16, 2008
Scott Eagle

/s/ Eric I. Richman	Director	June 16, 2008
Eric I. Richman

/s/ Thomas Lanier	Director	June 16, 2008
Thomas Lanier

/s/ Henry M. Dachowitz	Director	June 16, 2008
Henry M. Dachowitz

/s/ Douglas J. Beck	Chief Financial Officer	June 16, 2008
Douglas J. Beck	(Principal Financial and Accounting Officer)

/s/ Dov Elefant	Corporate Controller	June 16, 2008
Dov Elefant

INDEX TO EXHIBITS

Exhibit	Description

4.1
Form of Restricted Stock Award between Registrant and Messrs. Cooper and Schein (incorporated by reference to Exhibit 10.28 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.2*	Form of Non-Qualified Stock Option Agreement between Registrant and certain individuals.

5.1*	Opinion of Becker & Poliakoff, LLP

23.1*	Consent of Eisner LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Becker & Poliakoff, LLP (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith